UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 12, 2026 (February 12, 2026)

 SIRIUSPOINT LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36052	98-1599372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Point Building
3 Waterloo Lane
Pembroke HM 08 Bermuda
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: +1 441 542-3300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Shares, $0.10 par value	SPNT	New York Stock Exchange
8.00% Resettable Fixed Rate Preference Shares, Series B, $0.10 par value, $25.00 liquidation preference per share	SPNT PB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01    Other Events.
On February 12, 2026, Sirius International UK Holdings II Ltd, a subsidiary of SiriusPoint Ltd. (“SIUK II”), entered into that certain Share and Asset Sale Deed (the “Purchase Agreement”), dated as of February 12, 2026, made by and between SIUK II and nib Travel Pty Ltd, an Australian proprietary limited company (“nib”). Pursuant to the Purchase Agreement, nib will sell or cause certain of its subsidiaries to sell, and SIUK II will purchase or cause certain of its subsidiaries to purchase, equity interests and assets comprising the World Nomads travel insurance business currently operated by nib (collectively, “World Nomads”).

The Purchase Agreement includes customary representations and warranties, indemnification obligations, covenants and termination rights of the parties. An initial closing on the majority of the World Nomads business is expected to occur in the second or third quarter of 2026, and a final closing is expected to occur in the second half of 2027, in each case subject to receipt of regulatory approvals and satisfaction of other customary closing conditions. On February 12, 2026, SiriusPoint Ltd. issued a press release announcing the entry into the definitive agreement for the purchase of World Nomads. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated as of February 12, 2026, issued by SiriusPoint Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2026	/s/ Edward J. Park
	Name:	Edward J. Park
	Title:	Treasurer